UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF
THE SECURITIES EXCHANGE ACT OF 1934

Mount Logan Capital Inc.
(Exact name of registrant as specified in its charter)

Delaware	33-2698952
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

650 Madison Avenue, 3rd Floor, New York, New York	10022
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be registered	Name of each exchange on which each class is to be registered
8.00% Senior Notes Due 2031	The Nasdaq Stock Market LLC
If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), please check the following box. ☒
If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), please check the following box. ☐
If this form relates to the registration of a class of securities concurrently with a Regulation A offering check the following box. ☐
Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-292668
Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.
The class of securities to be registered hereby is the 8.00% Senior Notes Due 2031 (the “Notes”) of Mount Logan Capital Inc. (the “Company”). The Notes are expected to be listed on the Nasdaq Global Market and to trade thereon within 30 days of the original issue date under the trading symbol “MLCIL”.
For a description of the Senior Notes, reference is made to the information under the headings “Summary of the Offering” and “Description of Notes” included in the Prospectus with respect to the Senior Notes, as filed on January 20, 2026 with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended, which information is incorporated herein by reference.
Item 2. Exhibits.

4.1
Base Indenture, dated as of January 26, 2026, by and between the Company and U.S. Bank, N.A., as trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 26, 2026).

4.2
First Supplemental Indenture, dated as of January 26, 2026, by and between the Company and U.S. Bank, N.A., as trustee (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on January 26, 2026).

4.3	Form of 8.00% Senior Notes Due 2031 (included as Exhibit A to Exhibit 4.2 above).

SIGNATURES
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

MOUNT LOGAN CAPITAL INC.

By:	/s/ Nikita Klassen
Nikita Klassen
Chief Financial Officer

Date: January 26, 2026